Exhibit 99.1
ARC ANNOUNCES SUCCESSFUL AMENDMENT TO CREDIT AGREEMENT TO PROVIDE COVENANT RELIEF;
REDUCES EPS FORECAST FOR 2009 BASED ON CURRENT REVENUE TRENDS
Forecast of 2009 cash flow from operations unchanged at $70-90 million
Earnings per share adjusted to $0.27-$0.33 excluding one-time charges of amended credit agreement
WALNUT CREEK, California (October 6, 2009) — American Reprographics Company (NYSE: ARP), the nation’s leading provider of reprographics services and technology, today announced the successful completion of an amendment to its senior secured credit agreement on October 5, 2009. The agreement includes a $35 million prepayment on the Company’s term loans, and secures financial covenant relief and certain other adjustments that will provide ARC with greater flexibility to manage the Company through the current economic downturn. Adjusted terms more favorable to the Company include, but are not limited to:
•	A higher maximum leverage ratio

•	A higher maximum senior secured leverage ratio

•	A lower minimum interest coverage ratio

•	A lower minimum fixed charge coverage ratio

•	An increase in permitted foreign subsidiary indebtedness
The above description of the amendment is qualified in its entirety by reference to the full text of the amendment included in the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission.
“As I have stated previously, we were always very confident of meeting our financial obligations, and that remains unchanged,” said K. “Suri” Suriyakumar, Chairman, President and CEO of American Reprographics Company. “Due to lower revenues, however, we could have violated some of the covenants in our credit agreement, which would have resulted in substantial increases in interest charges. The recent improvement in the credit market combined with the excellent relationships we have with our banks allowed us to successfully renegotiate the agreement, and still retain a favorable debt structure.”
The reduced interest expense resulting from the $35 million pre-payment noted above will be partially offset by an increase in the credit facility’s applicable margin on ARC’s term loans. Beginning in the fourth quarter of 2009, the Company expects interest payments on its term loans to increase by approximately $600,000 per quarter.

Annual Forecast Revision
The Company also announced today that it is lowering its annual earnings forecast for 2009 based on its preliminary sales figures for the second half of the year. The Company currently expects to see annual earnings per share in the range of $0.27-$0.33, excluding one-time charges of $0.05 to $0.07 for charges related to the amendment of the senior secured credit agreement as noted above. Previous estimates for earnings per share in 2009 were in the range of $0.50-$0.70. The annual forecast for cash from operations in 2009 remains unchanged at $70-$90 million.
Based on preliminary revenue results from the third quarter, the Company anticipates sales to be weaker in the second half of 2009. Management attributed the projected loss of revenue to the lack of commercial construction activity across the nation as credit markets remain tight and financing for new construction remains severely restrained. Net revenue for the third quarter of 2009 is currently expected to be in the range of $117 million to $119 million.
“The revenue slide in the second half of the year is unavoidable given the current market conditions,” said Mr. Suriyakumar. “The task at hand is to stay focused on containing our costs, and continuing to generate a healthy cash flow. By doing so, we can manage through these difficult times while preparing the company for new opportunities when the market recovers. That remains our sole focus for now.”
Conference Call
American Reprographics Company will host a conference call today, Tuesday, October 6 at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss the Company’s amended senior secured credit agreement and its financial guidance update. The conference call can be accessed by dialing 866-921-3926. The conference ID number is 34404116. A replay of this call will be available approximately one hour after the call for seven days following the call’s conclusion. To access the replay, dial 800-642-1687. The account number to access the phone replay is 34404116.
American Reprographics Company will report its third quarter results on November 5, 2009, after the market close. Details of the earnings call will be issued in a future announcement.

About American Reprographics Company
American Reprographics Company is the leading reprographics company in the United States providing business-to-business document management technology and services to the architectural, engineering and construction, or AEC industries. The Company provides these services to companies in non-AEC industries, such as technology, financial services, retail, entertainment, and food and hospitality, which also require sophisticated document management services. American Reprographics Company provides its core services through its suite of reprographics technology products, a network of hundreds of locally-branded reprographics service centers across the U.S., Canada and the U.K, on-site at more than 5,000 customer locations, and through UDS, a joint-venture company headquartered in Beijing, China. The Company’s service centers are arranged in a hub and satellite structure and are digitally connected as a cohesive network, allowing the provision of services both locally and nationally to more than 160,000 active customers.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions and estimates of management regarding future events and the future financial performance of the Company. Words such as “forecast,” “outlook,” “will,” “expects,” and similar expressions identify forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Factors that could cause our actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, the current economic recession and downturn in the architectural, engineering and construction industries specifically; our ability to streamline operations and costs; competition in our industry and innovation by our competitors; our failure to anticipate and adapt to future changes in our industry; our failure to take advantage of market opportunities and/or to complete acquisitions, or failure to manage our acquisitions, including our inability to integrate and merge the business operations of the acquired companies or failure to retain key personnel and customers of acquired companies; our dependence on certain key vendors for equipment, maintenance services and supplies; damage or disruption to our facilities, our technology centers, our vendors or a majority of our customers; and our failure to continue to develop and introduce new services successfully. The foregoing list of risks and uncertainties is illustrative but is by no means exhaustive. For more information on factors that may affect our future performance, please review our periodic filings with the U.S. Securities and Exchange Commission, and specifically the risk factors set forth in our most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:

David Stickney	Joseph Villalta
American Reprographics Company	The Ruth Group
Phone: 925-949-5100	Phone: 646-536-7003